GREAT AMERICAN BEAUTY, INC.
124 North Swinton Avenue
Delray Beach, Florida 33444

February 27, 2014

VIA E-MAIL [ILIA@ID-PERFUMES.COM]

Ilia Lekach
1250 East Hallendale Boulevard
Suite 402
Hallandale Beach, Florida 33009

Re: Non-Binding Letter of Intent

Dear Ilia:

This letter ("Letter of Intent"), when agreed to and accepted by you for the purposes provided herein, shall evidence our respective intentions to proceed to negotiate a definitive agreement (a "Stock Purchase Agreement") providing for the acquisition by iD Perfumes, Inc., a Nevada corporation or its assignee (the "Prospective Buyer"), from 100% of the shareholders (the "Prospective Sellers") of Great American Beauty, Inc., a Florida corporation (the "Corporation"), of all of the issued and outstanding shares of common stock of the Corporation.

This Letter of Intent is not intended to constitute a binding agreement by and between the Prospective Buyer and the Prospective Sellers to enter into the Stock Purchase Agreement, and no liability or obligation of any nature whatsoever is intended to be created hereunder, except as expressly set forth in Sections 6, 8, 9 and 12 (collectively, the "Binding Provisions"). Except for the Binding Provisions, this Letter of Intent is not intended to impose any obligation whatsoever on either party, including, without limitation, an obligation to bargain in good faith or in any way other than at arms' length. Each party may terminate these discussions at any time for any reason.

1. **Proposed Transaction**. This Letter of Intent contemplates that the Prospective Buyer and Prospective Sellers will enter into a Stock Purchase Agreement pursuant to which the Prospective Buyer will purchase all of the issued and outstanding shares of common stock of the Corporation and all of the issued and outstanding membership interests in Palm Beach Beauté, LLC, a Florida limited liability company ("PBB"), and Red Ribbon Distributors, LLC, a Florida limited liability company ("RRD, and together with PBB, the "Companies"). To facilitate the negotiation of a Stock Purchase Agreement, the parties request that the Prospective Buyer's counsel prepare an initial draft.

2. **Proposed Purchase Price**. The total purchase price to be paid by the Prospective Buyer to the Prospective Sellers for the purchase of all of the shares of common stock of the Corporation and all of the membership interests in the Companies ("Purchase Price") is anticipated to be Thirty Million and 00/100 Dollars ($30,000,000.00), which the Prospective Buyer shall pay by cashier's check or by wire transfer at the Closing (as defined below). Alternatively, a portion of the Purchase Price may be paid in the form of stock or debt as the Prospective Buyer and the Prospective Sellers may hereafter agree.

3. **Due Diligence**. The Prospective Buyer shall have a period of up to ninety (90) calendar days commencing on the day after the Prospective Buyer executes this Letter of Intent (the "Due Diligence Period") to conduct an investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of the Corporation and the Companies, to satisfy itself as to the desirability of entering into a Stock Purchase Agreement and of the condition of the Corporation and the Companies, including the amount of working capital available to such entities. During the Due Diligence Period, the Prospective Buyer shall have access to the books, records and all aspects of the business of the Corporation and the Companies in accordance with the Confidentiality Agreement (as defined below). During the Due Diligence Period, the Prospective Buyer and its representatives shall use good faith efforts to conduct its due diligence review in such manner as to minimize any disruption to the business operations of the Corporation and the Companies.

4. **Execution of Stock Purchase Agreement.** The Prospective Buyer and the Prospective Sellers will negotiate with a view towards executing a Stock Purchase Agreement within thirty (30) days after the expiration of the Due Diligence Period, unless either party terminates negotiations at an earlier date. In the event that the Prospective Buyer and Prospective Sellers fail to execute a Stock Purchase Agreement within such 30-day period or any party terminates negotiations at an earlier date, then this Letter of Intent will automatically terminate without any further action being required by the parties.

5. **Closing**. The closing of the transactions contemplated by a fully executed Stock Purchase Agreement ("Closing") will take place no later than August 1, 2014, unless an extension is mutually agreed upon by the parties thereto.

6. **Confidentiality Agreement**. The parties acknowledge that they previously executed a Confidentiality, Non-Disclosure and Non-Solicitation Letter Agreement with respect to the transactions contemplated hereby ("Confidentiality Agreement"), which shall continue to remain in effect in accordance with its terms. The Prospective Buyer and the Prospective Sellers agree that the Confidentiality Agreement shall remain in full force and effect and is incorporated by reference into this Letter of Intent and made a part of this Letter of Intent.

7. **Term; Termination of Negotiations**. The term of this Letter of Intent shall commence on the date that this Letter of Intent is executed by the Prospective Buyer and continue until the earlier of (each, the "Termination Date") (i) the thirtieth (30th) day after the expiration of the Due Diligence Period if the Prospective Buyer and the Prospective Sellers have not executed a Stock Purchase Agreement by such date, (ii) the date that a Stock Purchase Agreement is fully executed by the parties thereto, (iii) August 1, 2014, or (iv) the date that either party terminates negotiations of the transactions contemplated hereby. Upon the termination of this Letter of Intent, all rights and obligations of the parties under this Letter of Intent shall terminate, other than the Binding Provisions. The termination of this Letter of Intent shall not affect the parties' rights and obligations under the Confidentiality Agreement, which shall remain in full force and effect in accordance with its respective terms.

8. **Standstill**. Commencing on the date that this Letter of Intent is executed by the Prospective Buyer and continuing throughout the Due Diligence Period, unless this Letter of Intent is terminated at any earlier date as provided herein, the Prospective Sellers hereby acknowledge and agree that they will not enter into any agreements, directly or indirectly, with any person or entity other than the Prospective Buyer and its Companies, with respect to the sale of all or any portion of the issued and outstanding shares of common stock of the Corporation and/or all or a portion of the membership interests in the Companies. If the Prospective Sellers violate the foregoing standstill obligations, the Prospective Sellers will be liable to the Prospective Buyer for Three Million and 00/100 Dollars ($3,000,000.00), which sum constitutes liquidated damages and the Prospective Buyer's sole and exclusive remedy for the Prospective Sellers' breach of their obligations under this Section 8.

9. **Costs and Expenses**. All costs and expenses incurred in connection with the negotiation, execution, and delivery of this Letter of Intent, a Stock Purchase Agreement and the consummation of the transactions contemplated thereby shall be paid by the Prospective Buyer.

10. **Non-Binding Nature of Letter of Intent.**

(a) Notwithstanding the foregoing or any other past, present or future written or oral indications of assent or indications of results of negotiation or agreements to some or all matters then under negotiation, it is agreed that no party to the proposed transactions contemplated hereby (and no person or entity related to any such party) will be under any legal obligation with respect to such proposed transactions, or any similar transaction, and no offer, commitment, estoppel, undertaking or obligation of any nature whatsoever shall be implied in fact, law or equity, unless and until a Stock Purchase Agreements has been executed and delivered by all parties thereto.

(b) It is understood and agreed that this Letter of Intent does not contain the essential or material terms that the parties expect will be a part of a Stock Purchase Agreement other than the Purchase Price. Further efforts by either party to perform due diligence or to carry out other acts in contemplation of the completion of the proposed transaction described in this Letter of Intent may not be deemed evidence of intent by either party to be bound by this Letter of Intent.

11. **Public Announcements**. Except to the extent such disclosure is required by applicable law, neither party shall issue any press release nor make any public announcements or other disclosures regarding the Transaction without the prior written consent of the other party.

12. **Miscellaneous**

(a) Brokers and related parties. The Prospective Buyer and the Prospective Sellers shall indemnify and hold each other harmless from any claim for brokerage or finder's fees arising out of the transaction contemplated hereby by any person claiming to have been engaged by such party.

(b) No Third Party Beneficiaries. This Letter of Intent is intended solely for the benefit of the parties hereto and not for the benefit of any other person or entity.

(c) Entire Agreement. This Letter of Intent, together with the Confidentiality Agreement, contain the entire understanding between the parties with respect to the subject matter of this Letter of Intent. This Letter of Intent may be amended only by a written instrument executed by the parties hereto. This Letter of Intent cannot be assigned by any party without the prior written consent of the other party.

(d) Counterparts. This Letter of Intent may be signed in one or more counterparts, each of which shall constitute one and the same instrument. The exchange of copies of this Letter of Intent and of signature pages by facsimile transmission or other electronic means will constitute effective execution and delivery of this Letter of Intent as to the parties and may be used in lieu of the original letter for all purposes. Signatures of the parties transmitted by facsimile or other electronic means will be deemed to be their original signatures for any purpose whatsoever.

(e) Governing Law and Jurisdiction. THIS LETTER OF INTENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED IN ANY WAY TO THIS LETTER AGREEMENT SHALL BE BROUGHT SOLELY IN A COURT OF COMPETENT JURISDICTION SITTING IN PALM BEACH COUNTY, FLORIDA. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE JURISDICTION OF ANY SUCH COURT AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING IN ANY SUCH COURT, ANY OBJECTION TO VENUE WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF THE PLACE OF RESIDENCE OR DOMICILE OF ANY PARTY THERETO. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT.

(f) Enforcement Costs. If any legal action or other proceedings is brought for the enforcement of this Letter of Intent, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this letter agreement, the successful or prevailing party will be entitled to recover reasonable attorney's fees, court costs and all expenses even if not taxable as court costs (including, all fees, costs and expenses incident to appeals or litigating the entitlement to, or amount of, such fees), incurred in that action or proceeding, in addition to any other relief to which the party or parties may be entitled.

If this Letter of Intent is acceptable to you, please sign a copy of this letter agreement in the space provided below and return it by e-mail to Harold Ickovics at hickovics@gabinc.net or by mail to the address stated above.

Best regards,

Harold Ickovics
President of Great American Beauty, Inc.

Agreed to and Accepted by:

iD PERFUMES, INC., a Nevada corporation

By: ____________________
Ilia Lekach
Chief Executive Officer

Date Executed: 28 -FEB, 2014

cc: Howard Bregman, Esq. (via e-mail)
Paul Smith (via e-mail)